EXHIBIT 99.1
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PRESS RELEASE
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           HOLLINGER INTERNATIONAL ANNOUNCES TENDER OFFER AND CONSENT
       SOLICITATION BY ITS SUBSIDIARY HOLLINGER INTERNATIONAL PUBLISHING
                INC. FOR ALL OUTSTANDING 9% SENIOR NOTES DUE 2010

New York, NY, June 24, 2004 - Hollinger International Inc. (NYSE: HLR) announced today that its subsidiary, Hollinger International Publishing Inc. ("Publishing") has commenced a cash tender offer for any and all of its $300 million in aggregate principal amount of 9% Senior Notes due 2010 (the "Notes") (CUSIP No. 435572 AE2). In conjunction with the tender offer, Publishing is soliciting the consent of holders of a majority in aggregate principal amount of the Notes to eliminate substantially all of the restrictive covenants and certain events of default under the indenture for the Notes. The terms and conditions of the tender offer are set forth in an Offer to Purchase and Consent Solicitation Statement dated June 24, 2004 (the "Offer").

Holders who validly tender Notes and deliver consents prior to 5:00 p.m., New York City Time, on July 8, 2004, unless extended (the "Consent Payment Deadline"), will be entitled to receive the Total Consideration (which includes a consent payment of $30.00 per $1,000 principal amount of Notes). Holders who validly tender Notes after the Consent Payment Deadline but prior to 12:00 midnight, New York City Time, on July 30, 2004, unless extended (the "Expiration Time"), will be entitled to receive the Tender Offer Consideration, which is equal to the Total Consideration less the consent payment. In addition, tendering holders will receive accrued and unpaid interest up to, but not including, the applicable payment date. Tendered Notes may be withdrawn and related consents may be revoked at any time prior to the earlier of the Consent Payment Deadline and the time Publishing obtains consents from holders of a majority in aggregate principal amount of the Notes, but not thereafter.

The Total Consideration for Notes validly tendered and accepted for payment pursuant to the tender offer and consent solicitation is equal to the present value on the applicable payment date of $1,045, which is the amount payable on the first date on which the Notes may be redeemed under the indenture for the Notes, plus the present value of interest that would accrue from the applicable payment date until such redemption date, determined by reference to a fixed spread of 100 basis points over the bid-side yield to maturity of the 2-5/8% United States Treasury Note due November 15, 2006. Notes may not be tendered without delivering consents to the amendment to the indenture for the Notes as described above.

Hollinger International Inc. announced yesterday that Press Acquisitions Limited has agreed to acquire Telegraph Group Limited by purchasing its stock from subsidiaries of Hollinger International for a purchase price of (pound)729.5 million in cash (or approximately $1,327.4 million at an exchange rate of $1.8196 to (pound)1). The purchase price includes cash on the balance sheet of Telegraph Group of approximately (pound)64.5 million (or approximately $117.3 million). The after-tax proceeds of the transaction, based on the (pound)729.5 million purchase price, is expected to be approximately (pound)625.3 million (or approximately $1,137.7 million). Hollinger International noted that a portion of the proceeds are expected to be applied to the repayment of outstanding indebtedness of its subsidiaries' bank credit agreement and to the Notes.

The Offer is subject to the satisfaction of certain conditions, including: (i) the consummation of the sale of Telegraph Group Limited to Press Acquisitions Limited, which sale shall have generated sufficient proceeds to allow Publishing to repay all of its borrowings under its existing bank credit facility and to purchase all of the Notes in the tender offer; (ii) the receipt of the requisite consents from the holders of at least a majority

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in aggregate principal amount of Notes and the execution of a supplemental indenture giving effect to the proposed amendments to the indenture for the Notes described above; and (iii) certain other customary conditions.

Wachovia Securities is the exclusive Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the terms of the tender offer or consent solicitation should be directed to Wachovia Securities at (704) 715-8341 or toll-free at (866) 309-6316. The Depositary and Information Agent is Global Bondholder Services Corporation. Any questions or requests for assistance or additional copies of documents may be directed to the Information Agent at (212) 430-3774 or toll-free at (866) 470-3800.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is being made only by reference to the Offer to Purchase and Consent Solicitation Statement and related applicable Letter of Transmittal and Consent dated June 24, 2004.

ABOUT HOLLINGER INTERNATIONAL PUBLISHING INC.

Publishing is a wholly owned subsidiary of Hollinger International Inc., which is a leading publisher of English-language newspapers in the United States, the U.K. and Israel with a smaller presence in Canada. In addition, it owns or has interests in over 250 other publications, including non-daily newspapers and magazines. Included among its 144 paid newspapers are the Chicago Group's CHICAGO SUN-TIMES, the U.K. Newspaper Group's THE DAILY TELEGRAPH and the Community Group's JERUSALEM POST.

CERTAIN STATEMENTS MADE IN THIS RELEASE ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "ACT"). FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, ANY STATEMENT THAT MAY PREDICT, FORECAST, INDICATE OR IMPLY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS, AND MAY CONTAIN THE WORDS "BELIEVE," "ANTICIPATE," "EXPECT," "ESTIMATE," "PROJECT," "WILL BE," "WILL CONTINUE," "WILL LIKELY RESULT," "IS SUBJECT TO," OR SIMILAR WORDS OR PHRASES. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES ARE DETAILED FROM TIME TO TIME IN REPORTS FILED BY HOLLINGER INTERNATIONAL INC. WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING IN ITS FORMS 10-K AND 10-Q. NEW RISK FACTORS EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE FOR MANAGEMENT TO PREDICT ALL SUCH RISK FACTORS, NOR CAN IT ASSESS THE IMPACT OF ALL SUCH RISK FACTORS ON HOLLINGER INTERNATIONAL INC.'S BUSINESS OR THE EXTENT TO WHICH ANY FACTOR, OR COMBINATION OF FACTORS, MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS. GIVEN THESE RISKS AND UNCERTAINTIES, INVESTORS SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS AS A PREDICTION OF ACTUAL RESULTS.

CONTACTS:
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U.S./CANADA MEDIA
Molly Morse - Kekst and Company
212-521-4826
molly-morse@kekst.com

U.K. MEDIA
Jeremy Fielding - Kekst and Company
1-212-521-4825
jeremy-fielding@kekst.com